UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest even reported) January 3, 2012

Spartan Gold Ltd.
(Exact name of registrant as specified in its charter)

Nevada	001-34996	27-3726384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13951 N. Scottsdale Rd., Suite 233, Scottsdale, AZ	85254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 391-7400

_________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2012, Spartan Gold Ltd. (the “Company”) accepted the resignation of William H. Whitmore, Jr. as the Company’s Chief Financial Officer.  Mr. Whitmore will remain as a Director and President of the Company.

On January 3, 2012, the Company appointed John S. Wittler, 53, to serve as Chief Financial Officer and as a Director for the Company.  Mr. Wittler has an extensive financial based background.  Prior to his appointment at the Company, Mr. Wittler served as Managing Director of his own consulting practice, Wittler International Inc., where he provides financial and accounting consulting services to both private and public companies and has served as CFO of Alternative Construction Technologies, Inc. and Organa Technologies Group, Inc.  Mr. Wittler has had extensive involvement in capital raises, business integrations, SEC registration and regulatory filings, involvement with Board of Directors, mergers and acquisitions, internal controls and risk management, accounting systems design and implementations, and financial analysis and planning.  Mr. Wittler is currently a Director and Chairman of the Audit Committee of eLayaway, Inc. (ELAY.OB).  Mr. Wittler is a CPA (inactive), has a bachelor’s of science degree in accounting from Ball State University, and is currently a member of the American Institute of CPAs and the Florida Institute of CPAs.

The terms of Mr. Wittler’s employment agreement with the Company have not been finalized and are thus not yet available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN GOLD LTD.

Date: January 6, 2012	By: /s/ Malcolm Stevens
Malcolm Stevens Chief Executive Officer and Director